Exhibit 99.1

Press Contact:                      Jeffrey J. Leebaw
(732) 524-3350

Investor Contact:                 Louise Mehrotra
(732) 524-6491

                                                       FOR IMMEDIATE RELEASE

Colleen Goggins, Worldwide Chairman, Consumer Group

 Plans Retirement from Johnson & Johnson in Early 2011

    New Brunswick, NJ (September 16, 2010) – Johnson & Johnson said today that Colleen Goggins, 56, Worldwide Chairman, Consumer Group, has announced her retirement from the Company effective March 1, 2011, after a successful and distinguished career spanning almost 30 years.

    William C. Weldon, Chairman and CEO, said, “Throughout her tenure, Colleen has demonstrated our commitment to our consumers and our people, and has made major contributions to our success.  We thank Colleen for her dedication and extraordinary service, and wish her all the best in the years to come.”

    Ms. Goggins joined Johnson & Johnson in 1981, working in various assignments of increasing responsibility.  She became President of Johnson & Johnson Canada in 1992; President, Personal Products Company, U.S. in 1994; and President, Johnson & Johnson Consumer Companies Inc. in 1995.  She was promoted to Company Group Chairman in 1998.  Colleen assumed her current position as a member of the Executive Committee in June 2001.

    Mr. Weldon added: “Colleen is among the group of executives that have led the effort to formulate and implement the remediation plan regarding the quality issues at McNeil.   In light of Colleen’s decision to retire, I am pleased that we have a clear remediation plan in place and we will work together to ensure a smooth transition of her responsibilities. We will make a timely announcement of succession plans for this critical position for the Company.”

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